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                                                                    Exhibit 10.1


                           ASSET ACQUISITION AGREEMENT

         THIS AGREEMENT, dated December 5, 2001, by and between DEVISE ASSOCIATES, INC. ("Seller") and EMTEC, INC. ("Buyer").

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets (other than accounts receivable) comprising the business of information technology consulting and managed services (the "Business").

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1. Transfer of Assets.

         (a) On the terms and subject to the conditions herein set forth, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall acquire and accept all right, title and interest in and to all of the assets of Seller used and useful in the Business ("Business Assets") other than those assets set forth in paragraph 1(b) hereof (the "Excluded Assets"; Business Assets other than Excluded Assets are referred to herein as "Purchased Assets"). The Purchased Assets include, but are not limited to:

              (i) the Business customer list, Business customer records and all other manifestations of general Business goodwill ("Goodwill");

              (ii) all not yet completed customer contracts (the "Customer Contracts");

              (iii) Lease, dated April 27, 1998, by Seller, as tenant, and Vandergrand Properties Co., L.P., as landlord, with respect to the 12th floor of 880 Third Avenue, NY, NY (the "Third Avenue Lease");

              (iv) furniture, fixtures, leasehold improvements and equipment owned by Seller and located at Seller's offices on the 12th floor at 880 Third Avenue, NY, NY (collectively, the "Equipment"); and

              (v) the contracts listed on Schedule 1(a)(v) annexed hereto (the "Assumed Other Contracts");

              (vi) prepaid expenses with respect to Novell Platinum Renewal and the Citrix Partnership fee (the "Prepaid Expenses").

         (b) the Excluded Assets are:

              (i) any accounts or loans receivable outstanding on the Closing Date (as defined in Section 11 hereof); accounts receivable are referred to herein as "Receivables";

              (ii) rights with respect to services rendered other than under a prior invoice ("WIP") extant on the Closing Date;

              (iii) cash on hand and cash equivalents (including letters of credit) existing on the Closing Date:

              (iv) all prepaid expenses other than the Prepaid Expenses, including without limitation any deposits or other collateral securing the Third Avenue Lease and prepaid insurance premiums;

              (v) all contracts other than Customer Contracts, the Assumed Other Contracts and the Third Avenue Lease (as defined in paragraph 1(a)(iii) hereof), including all labor and employment contracts and equipment leases; contracts included in this paragraph 1(b)(v) are referred to herein as "Other Business Contracts";

              (vi) equipment leases;

              (vii) parts, supplies and inventory;







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              (viii) real estate leases other than the Third Avenue Lease;

              (ix) the furniture, fixtures, leasehold improvements and equipment located at Seller's offices on the 8th floor at 880 Third Avenue, NY, NY;

              (x) the trademark and tradenames that in any way include the name "McLeodUSA" and the "star" logo, and the goodwill associated with them; and

              (xi) accounting and tax books, record and minute books and stock transfer books; provided, however, that Seller is making same reasonably available to Buyer for proper business purposes.

         (c) The transfer of the Purchased Assets shall be effected by documents in such form as Buyer and Seller shall reasonably agree.

2. Consideration for the Purchased Assets; Assumption of Certain Liabilities.

         (a) Cash Consideration. On the Closing Date Buyer shall pay to Escrow Agent (as defined in paragraph 6(c) hereof) $365,589 by certified check.

         (b) Allocation of Consideration. The consideration for the Purchased Assets shall be allocated as follows:

         Goodwill                          $200,000

         Equipment                         $162,758

         Prepaid Expenses                  $  2,831


         (c) Assumption of Certain of Seller's Liabilities. On the Closing Date Buyer shall assume Seller's obligations under the Customer Contracts listed on
Schedule 3(i) annexed hereto, the Assumed Other Contracts and the Third Avenue Lease; the obligations assumed under this paragraph 2(c) are referred to herein as the "Assumed Obligations". Except as expressly set forth in this paragraph 2(c), Buyer is not assuming any of Seller's liabilities.

         (d) Tax Obligation on Asset Acquisition. Buyer shall be responsible for any sales, use or similar tax obligations associated with the purchase and/or sale of the Purchased Assets, other than any of Seller's income tax obligations.

3. Representations and Warranties of Seller. Seller hereby represents, warrants and agrees as follows:

         (a) Organization and Qualification; Corporate Action. The Seller is a corporation duly organized and validly existing under the laws of New York and has all requisite power to own or lease its properties and to carry on its business as now being conducted. All corporate action necessary for the authorization and performance on the part of Seller of this Agreement and the transactions contemplated hereby has been taken, and this Agreement represents a valid and binding obligation of Seller in accordance with its terms.

         (b) No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not, in any material respect, violate, be in conflict with, result in the breach of or constitute (with due notice or lapse of time or both), a default under (i) the certificate of incorporation or by-laws of the Seller (ii) any law, rule, court order, consent decree or regulation applicable to the Seller or
(iii) any agreement or other instrument of whatever nature to which the Seller is a party or by which it is bound, except as specifically noted on the Schedules annexed to this Agreement with respect to (A) certain third party notices or (B) consents on assignments.

         (c) Compliance with Law. The business of the Seller has been in the past and is







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presently conducted in all material respects in accordance with all applicable laws, regulations and ordinances pertaining thereto (including, without limitation, all federal, state and local environmental laws). No submissions must be made with, or permission obtained from, any state or local authority in order to proceed with this transaction.

         (d) Financial Statements. Seller has heretofore delivered to Buyer, and initialed for identification purposes, its balance sheets and statements of operations for the years ended December 31, 1999 and 2000 (collectively, the "Financial Statements").The Financial Statements accurately reflect, in all material respects, the financial position and results of operations of the Seller, as of their respective dates, and have been prepared, in all material respects, on a consistent basis, in accordance with generally accepted accounting principles.

         (e) Taxes. Seller has filed all tax returns required to be filed by it on or prior to the date hereof by all taxing authorities to which it or its properties are subject and has paid all taxes which have become due pursuant to such returns and pursuant to any assessment which has been received by it. Such returns are true and correct. Seller owes no sales or compensating use taxes.

         (f) Change in Financial Status. Other than in the ordinary course of business, since October 31, 2001 Seller has not (i) disposed of any Equipment used in the Business; (ii) transferred or otherwise terminated any Customer Contracts; (iii) disposed of customer records or other manifestations of general goodwill used in the Business; (iv) mortgaged, pledged or subjected to lien, charge or any other Encumbrance (as defined in paragraph 3(g) hereof) any of the Purchased Assets, tangible or intangible (other than pursuant to that certain Credit Agreement dated as of May 31, 2000, as amended (the "Credit Agreement"), between McLeodUSA Incorporated ("McLeodUSA"), the Lenders thereunder and The Chase Manhattan Bank, as Agent); (v) waived any rights of substantial value;
(vi) amended any Customer Contract; (vii) entered into any transactions or
(viii) suffered any occurrence which has or may have a materially adverse affect upon the Business' financial status.

         (g) Good Title. Seller has good title to each of the assets comprising the Purchased Assets, free and clear of all liens, claims, equities or encumbrances of any type whatsoever (any liens, claims, equities or encumbrances of any type whatsoever are sometimes referred to as "Encumbrances") other than Encumbrances under the Credit Agreement. The version of the Credit Agreement provided by Seller's counsel to Buyer's counsel by email on November 20, 2001 is a true, accurate and complete copy of the Credit Agreement. On the Closing Date Buyer will receive good title to each of the assets comprising the Purchased Assets, free and clear of all Encumbrances.

         (h) Goodwill. Simultaneously with the execution hereof, Seller is making available to Buyer a complete copy of the Seller's customer records (including customer list). None of the manifestations of the Goodwill infringes or otherwise conflicts in any material respect with the proprietary rights of others. Schedule 3(h) annexed hereto is a true accurate and complete list of Seller's customers.

         (i) Customer Contracts. Schedule 3(i) annexed hereto is in all material respects a true, accurate and complete list of all of the Customer Contracts. Also set forth on Schedule 3(i) are: (i) a list of Receivables as of the date hereof, aged as of the date hereof and broken down to show earned revenue and unearned revenue with respect to each such Receivable as of the date hereof,
(ii) a list of WIP extant as of the date hereof and (iii) a list of retainers paid to Seller under the Customer Contracts for services to be performed broken down to show earned revenue and unearned revenue with respect to each such retainer as of the date hereof. Seller has heretofore provided to Buyer complete and accurate copies of each of the Customer Contracts which is written and a written description detailing all of the salient terms of each of







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the Customer Contracts which is not written. Each of the Customer Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, and is enforceable in accordance with its terms. There has been no default, in any material respect, under any of the Customer Contracts by Seller and, to the best of Seller's knowledge, there have been no such defaults thereunder by the customer. Except as specifically noted on Schedule 3(i), the assignment of Seller's rights in the Customer Contracts does not require the consent or approval of any of the parties to such agreements.

         (j) Assumed Other Contracts; Other Business Contracts. Each of the Assumed Other Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, and is enforceable in accordance with its terms. There has been no default, in any material respect, under any of the Assumed Other Contracts by Seller and, to the best of Seller's knowledge, there have been no such defaults thereunder by the other party thereto. Except as specifically noted on Schedule 1(a)(v), the assignment of Seller's rights in the Assumed Other Contracts does not require the consent or approval of any of the parties to such agreements. Seller has heretofore provided to Buyer complete and accurate copies of each of the Assumed Other Contracts which is written and a written description detailing all of the salient terms of each of the Assumed Other Contracts which is not written.
Schedule 3(j) annexed hereto is a true, accurate and complete list of the Other Business Contracts. Seller has heretofore provided to Buyer complete and accurate copies of each of the Other Business Contracts which is written and a written description detailing all of the salient terms of each of the Other Business Contracts which is not written.

         (k) Third Avenue Lease. Seller has heretofore provided to Buyer a complete and accurate copy of the Third Avenue Lease. The Third Avenue Lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, and is enforceable in accordance with its terms. There has been no default by Seller under the Third Avenue Lease and, to the best of Seller's knowledge, there has been no default thereunder by the landlord.

         (l) Equipment. Schedule 3(l) annexed hereto is in all material respects a true and accurate list of all the Equipment. Upon consummation of the transactions contemplated hereby, Buyer will possess all right, title and interest in and to the Equipment free of all Encumbrances (including, without limitation, any rights of the landlord under the Third Avenue Lease).

         (m) Prepaid Expenses. Upon consummation of the transactions contemplated hereby, Buyer will possess all right, title and interest in and to the Prepaid Expenses free of all Encumbrances

         (n) Litigation. Schedule 3(n) annexed hereto is a true, accurate and complete list of all actions, suits, proceedings and counterclaims (whether or not purportedly on behalf of the Seller) pending or, to the knowledge of Seller, threatened against the Seller which involve the Purchased Assets or the Business.

         (o) No Broker's Fee. Seller is not a party to, or in any way obligated under, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         (p) Pension Plans, Etc. Except as set on Schedule 3(p), Seller is not a party to any collective bargaining agreement or any pension, profit sharing or employee welfare plans. Buyer will not incur any liability with respect to any of the plans listed on Schedule 3(p) by reason of the consummation of the transactions contemplated by this Agreement.

         (q) Employees. Annexed hereto as Schedule 3(q) is a true and accurate list of all employees ("Employees") whose primary duties are performed on behalf of the Business; also







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set forth on Schedule 3(q) are the Employees' respective positions, functions, present rate of base compensation, incentive and bonus compensation paid in respect of calendar year 2000 and anticipated incentive and bonus compensation due to them for calendar 2001 through October 31, 2001. Seller has heretofore provided to Buyer complete and accurate copies of each written employment contract and a written description detailing all of the salient terms of employment with respect to each Employee for whom it does not have a written employment agreement. Seller has met or complied with all of its obligations in all material respects under its agreements with its Employees.

4. Representations and Warranties of Buyer.

         The Buyer hereby represents, warrants and agrees as follows:

         (a) Organization and Qualification. The Buyer is a corporation duly organized and validly existing under the laws of New Jersey and has all requisite power to own or lease its properties and to carry on its business as now being conducted.

         (b) Corporate Action. All corporate action necessary for the authorization and performance on the part of Buyer of this Agreement and the transactions contemplated hereby has been taken, and this Agreement represents a valid and binding obligation of Buyer in accordance with its terms.

         (c) No Conflict. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not, in any material respect, violate, be in conflict with, result in the breach of or constitute (with due notice or lapse of time or both), a default under (i) the certificate of incorporation or by-laws of the Buyer (ii) any law, rule, court order, consent decree or regulation applicable to the Buyer or (iii) any agreement or other instrument of whatever nature to which the Buyer is a party or by which it is bound.

         (d) No Broker's Fee. Buyer is not a party to, or in any way obligated under, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         (e) Funds Available. Buyer has and will have on the Closing Date sufficient funds on hand to complete the transactions contemplated by this Agreement.

5. Conditions.

         (a) The obligations of Buyer hereunder are, at the option of Buyer, subject to the conditions that, at the Closing Date:

              (i) The representations and warranties made by Seller herein shall be correct in all material respects at and as of the Closing Date and Seller shall have delivered an officer's certificate to said effect.

              (ii) The Purchased Assets shall not have been physically adversely affected in any material way, whether or not insured against.

              (iii) Seller shall confirm the release of the Credit Agreement lien on the Purchased Assets.

              (iv) Seller shall have given the material required notices and obtained the material required consents or approvals of assignments noted on the Schedules annexed to this Agreement; unless otherwise specifically noted on the Schedules, each listed required notice, consent or approval shall be deemed material.

              (v) The Employees listed on Schedule 5(a)(v) annexed hereto shall have entered into employment arrangements and signed confidentiality agreements with Buyer; provided, that Buyer has offered each of said employees employment terms at least as favorable to that








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employee as those set forth on Schedule 3(q) for that employee.

              (vi) Seller and Buyer shall have obtained the consent of the landlord under the Third Avenue Lease to the assignment of the Third Avenue Lease to Buyer.

              (vii) Seller shall have complied in all material respects with all of its obligations under this Agreement.

         (b) The obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing Date:

              (i) the representations and warranties made by Buyer herein shall be correct in all material respects at and as of the Closing Date and an officer of Seller shall have delivered his certificate to said effect.

              (ii) Seller and Buyer shall have obtained the consent of the landlord under the Third Avenue Lease to the assignment of the Third Avenue Lease to Buyer.

              (iii) Buyer shall have complied in all material respects with all of its obligations under this Agreement.

              (iv) Buyer shall have delivered the cash consideration contemplated by Section 2(a) hereof.

              (v) Seller shall be under no obligation to close this transaction unless and until proper authorization has been received from the Board of Directors, or an authorized Committee of the Board of Directors, of McLeodUSA Incorporated.

6. Pre-Closing Covenants.

         (a) From the date hereof until the Closing Date, Seller shall conduct the Business in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts to preserve its business organization and to preserve its relationships with suppliers, customers, employees and others having business relations with it. Without limiting the foregoing Seller shall not (i) dispose of any of the Purchased Assets other than for fair consideration and in the ordinary course of business; (ii) mortgage, pledge or subject to lien, charge or any other encumbrance any Purchased Assets, tangible or intangible, other than liens resulting from purchase obligations incurred in the ordinary course of business and other than liens pursuant to the Credit Agreement; (iii) amend or terminate any material contract, except in the ordinary course of business; (iv) increase the salaries or other compensation of any of its employees, except for raises in the ordinary course of business; or
(v) enter into any transactions other than in the ordinary course of business.

         (b) Seller hereby authorizes Buyer to:

              (i) contact Customers along with Seller to seek to reasonably ascertain the status of work being done by Seller for them; and

              (ii) negotiate with and conditionally hire (subject to closing of the transactions contemplated hereby) the Employees listed on Schedule 5(a)(v) annexed hereto.

         (c) Bulk Sales. Immediately upon execution of this Agreement, Buyer shall file with the New York State Tax Department, a Notification of Sale, Transfer or Assignment in Bulk. Buyer shall immediately notify Seller and Bradley & Riley (the "Escrow Agent") of any determination of a deficiency in sales or compensating use taxes.

              (i) Notwithstanding anything heretofore contained herein to the contrary, all sums payable to Seller pursuant to Section 2 hereof shall be paid to Escrow Agent to be held in escrow, in an interest bearing account, pursuant to the terms of this paragraph 6(c).

              (ii) If the New York State Tax Department determines that there is a deficiency in the payment of Seller's sales or compensating use taxes, the Escrow Agent, upon being







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notified of same, shall pay the lesser of the deficiency and all amounts held in escrow to the New York State Tax Department.

              (iii) On the earlier of (A) 95 days from the Closing Date and (B) the date upon which the Escrow Agent receives from the New York State Tax Department a release of Seller, the Escrow Agent shall pay all amounts held in escrow hereunder.

              (iv) The Escrow Agent shall in no case be liable for failure of any of the terms hereof or for any damage caused either to the Buyer or Seller by the Escrow Agent in connection with the escrow established hereby except by reason of the Escrow Agent's gross negligence, co-mingling or willful misconduct.

         (d) Seller shall use its commercially reasonable efforts to cause the satisfaction of the conditions to the obligations of Buyer set forth in paragraph 5(a) hereof.

         (e) Buyer shall use its commercially reasonable efforts to cause the satisfaction of the conditions to the obligations of Seller set forth in paragraph 5(b) hereof.

         (f) In seeking the consent of the landlord under the Third Avenue Lease to the assignment thereof to Buyer, Buyer shall provide substitute collateral or other security as may be reasonably necessary (but in no event in excess of $250,000) to release Seller and its current and former affiliates from any obligations after the Closing Date to the landlord under the Third Avenue Lease.

         (g) Seller shall act reasonably to obtain prior to the Closing Date the consents of third parties on the Customer Contracts that are necessary and appropriate for the assignment of such contracts to Buyer; provided, however, that Seller shall not be required to incur or pay any consideration or accept any compromise to obtain such consents.

7. Adjustments with Respect to Receivables, WIP and Retainers.

         (a) Receivables.

              (i) Receivables with Unearned Revenue Portions. On the Closing Date Seller shall (A) deliver to Buyer a list of Receivables as of the Closing Date, aged as of the Closing Date, broken down to show earned revenue and unearned revenue with respect to each such Receivable and providing a status report for work done on the matter through the Closing Date and (B) render a credit memo to each Customer in an amount equal to the unearned revenue with respect to that Customer's Receivable as of the Closing Date. Within 30 days following the Closing Date, the parties shall ascertain from each Customer who had a Receivable with an unearned portion whether the Customer agrees with the status report for work done on the matter as provided by Seller to Buyer on the Closing Date. The parties will attempt to reconcile with the Customer any discrepancy between the status report and what the Customer asserts is the status. In the event that Seller and the Customer cannot reconcile the discrepancy within 35 days of the Closing Date, or Seller and Buyer continue to disagree over the valuation of the work done through the Closing Date, the parties shall submit the matter to binding arbitration; such arbitration shall be held in New York City in accordance with the Rules of the American Arbitration Association; if the dispute is between Seller and Customer as to status of the project, all expenses of such arbitration shall be borne by Seller; if the dispute is between Seller and Buyer as to valuation of the work, paragraph 12.(m) shall apply; in either event, Buyer shall be entitled to submit evidence in the arbitration hearing; Seller and Buyer shall be bound by the award rendered by the arbitrator, and judgment upon the award may be entered in any court having jurisdiction thereof.

              (ii) Receivables Without Unearned Revenue Portions. With respect to each matter which has not been invoiced in advance, on the Closing Date Seller shall, to the extent consistent with the Customer Contract relating to that matter, (i) render an invoice to the







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Customer for WIP through the Closing Date and (ii) deliver to Buyer a status report of work done on each such matter through the Closing Date with a break down detailing the work done and billed and the work done (and its value) which cannot, consistent with the Customer Contract, be billed through the Closing Date. Within 30 days following the Closing Date, the parties shall ascertain from each Customer whether the Customer agrees with the status of the project as set forth in the statement provided by Seller to Buyer on the Closing Date. The parties will attempt to reconcile with the Customer any discrepancy between the status report accounting and what the Customer asserts is the status. In the event that Seller and the Customer cannot reconcile the discrepancy within 35 days of the Closing Date, or Seller and Buyer continue to disagree over the valuation of the work done through the Closing Date, the parties shall submit the matter to binding arbitration; such arbitration shall be held in New York City in accordance with the Rules of the American Arbitration Association; if the dispute is between Seller and Customer as to status of the project, all expenses of such arbitration shall be borne by Seller; if the dispute is between Seller and Buyer as to valuation of the work, paragraph 12.(m) shall apply; in either event, Buyer shall be entitled to submit evidence in the arbitration hearing; Seller and Buyer shall be bound by the award rendered by the arbitrator, and judgment upon the award may be entered in any court having jurisdiction thereof.

         (b) Retainers. On the Closing Date Seller shall (i) deliver to Buyer a list of retainers as of the Closing Date, broken down to show earned revenue and unearned revenue with respect to each such retainer and providing a status report for work done on the matter through the Closing Date and (ii) pay to Buyer an amount equal to all unearned revenue with respect to the retainers. Within 30 days following the Closing Date, the parties shall ascertain from each Customer who has (or had) a retainer whether the Customer agrees with the accounting of that Customer's retainer as provided by Seller to Buyer on the Closing Date. The parties will attempt to reconcile with the Customer any discrepancy between the accounting and what the Customer asserts is appropriate. In the event that Seller and the Customer cannot reconcile the discrepancy within 35 days of the Closing Date, Seller shall within 60 days of the Closing Date either pay to Buyer the disputed amount or submit the matter to binding arbitration; such arbitration shall be held in New York City in accordance with the Rules of the American Arbitration Association; all expenses of such arbitration shall be borne by Seller; Buyer shall be entitled to submit evidence in the arbitration hearing; Seller and Buyer shall be bound by the award rendered by the arbitrator, and judgment upon the award may be entered in any court having jurisdiction thereof.

         (c) Offset Right. Buyer shall be entitled to offset against collections by Buyer on Seller's behalf pursuant to Section 8 hereof amounts which are determined to be due to Buyer under this Section 7 in excess of the amounts paid on the Closing Date pursuant to this Section 7.

8. Collection/Billing Agency.

         (a) Effective as of the Closing Date and continuing for a period of one year, Seller appoints Buyer as Seller's exclusive agent for the purpose of collecting Receivables extant on the Closing Date and billing and collecting WIP extant on the Closing Date.

         (b) Buyer agrees to make a reasonable effort, at its own expense, in accordance with its ordinary business practices under the circumstances to collect the Receivables and to bill and collect the WIP; provided, however, that Buyer shall not be obligated to sue or bring any legal action to collect the Receivables or any accounts receivable resulting from the WIP. Seller shall reasonably cooperate with Buyer in collecting the Receivables and billing and collecting the WIP. Buyer shall have the right and power to endorse and negotiate checks and other instruments of payment received in respect of the Receivables and WIP in the name of Seller; Buyer shall make a monthly remittance to Seller of amounts collected under this Section 8. Within 60 business days of the termination of Buyer's appointment hereunder, Buyer will send a list of all uncollected Receivables, unbilled WIP and uncollected accounts receivable resulting from the WIP to Seller for Seller's disposition (subject to the following sentence). In the event Buyer determines that any Receivable is not collectible on account of the poor financial condition of any obligor, it will, promptly following such determination, deliver to Seller notice of such determination, whereupon Seller shall be entitled to take such action as Seller and Buyer shall mutually agree is appropriate under the circumstances to collect such Receivable.

         (c) Payments received within 120 days of the Closing Date with respect to Receivables and/or accounts receivable resulting from the WIP which have been expressly directed by the obligor to be allocated to specific invoices shall be so allocated; payments received within 120 days of the Closing Date with respect to Receivables and/or accounts receivable resulting from the WIP which have not been expressly directed by the obligor to be allocated to specific invoices shall be allocated to that obligor's obligations in the chronological order of any unpaid invoices of that obligor. Payments received after 120 days following the Closing Date with respect to Receivables and/or accounts receivable resulting from the WIP shall, regardless of obligor direction, be allocated first to outstanding invoices for services rendered post Closing Date, then as specified by the obligor and then in the chronological order of any unpaid invoices of that obligor. Provided, however, that payments received within 150 days of the Closing Date with respect to Skidmore, Owens & Merrill ("Skidmore") Receivables and/or Skidmore accounts receivable resulting from the WIP which have been expressly directed by Skidmore to be allocated to specific invoices shall be so allocated; payments received within 150 days of the Closing Date with respect to Skidmore Receivables and/or Skidmore accounts receivable resulting from the WIP which have not been expressly directed by Skidmore to be allocated to specific invoices shall be allocated to Skidmore's obligations in the chronological order of any unpaid invoices of Skidmore; payments received after 150 days following the Closing Date with respect to Skidmore Receivables and/or Skidmore accounts receivable resulting from the WIP shall, regardless of Skidmore direction, be allocated first to outstanding invoices for services rendered post Closing Date, then as specified by Skidmore and then in the chronological order of any unpaid invoices of Skidmore.

9. Post Closing Covenants.

         (a) Non-Compete; Non-Solicit. (i) For a period of two years following the Closing Date neither Seller nor McLeodUSA shall, directly or indirectly, in the states of New York or New Jersey, engage in, own, manage, operate, join, control, be financially interested in, represent or otherwise render assistance to, any business enterprise in connection with the provision of (Y) computer network consultative services focused directly on the design, implementation and support of enterprise network infrastructure substantially similar to that engaged in by the Business on the Closing Date or (Z) proactive monitoring and resolution management of network elements substantially similar to that engaged in by the Business on the Closing Date; provided, however, that the foregoing shall not apply to passive investment comprising no more than 5% of the value or voting power of the securities of a publicly traded company and provided further that the foregoing shall not apply in the case of an acquisition, merger or other combination involving McLeodUSA or its affiliates and an unrelated third party where such third party's revenues that arise from activities that would otherwise be prohibited by the foregoing do not exceed 25% of its total revenues and the subsequent operation of such activities by the combined group that would otherwise be prohibited by the foregoing shall not constitute a breach of such non-compete restriction.

              (ii) For a period of two years following the Closing Date neither Seller nor McLeodUSA shall, directly or indirectly, (A) solicit, or be instrumental in anyway in soliciting, any person listed on Schedule 3(q) hereto to leave the employ of the Buyer or any of its affiliates or (B) hire, or be instrumental in any way in hiring, any person listed on Schedule 3(q) hereto. Provided, however, that after six months following the Closing Date, the foregoing sentence shall not prohibit any mass media advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such persons.

              (iii) Each of Seller and McLeodUSA acknowledges that any action at law for any breach or threatened breach by them of the provisions of this paragraph 9(a) may be inadequate and accordingly agrees that Buyer may, without limiting any other remedy available to it, enforce such provisions by permanent or temporary injunctive or mandatory relief without the need of proving actual damage.

              (iv) In addition, the parties and McLeodUSA acknowledge that actual damages incurred due to a breach of the non-solicitation provisions of
Section 9(a)(ii) would be difficult to ascertain and accordingly agree that the sole remedy for breach of the non-solicitation provisions shall be liquidated damages in the amount of the annual base salary, during the preceding twelve months, of the employee who was hired in breach of the provision

         (b) Audit. Within 60 days after the Closing Date, the Seller and Buyer shall cause to be prepared and delivered to Buyer the balance sheet of Seller at December 31, 2000 and the related statements of income and retained earnings, cash flow and changes in shareholder's equity for the fiscal period then ended, certified by the Seller's independent auditors, prepared (i) on a consistent basis, in accordance with generally accepted accounting principles and (ii) in accordance with Regulation S-X, promulgated by the Securities Exchange Commission and, in particular, Rules 1-02 and 3-05 thereunder. Buyer shall pay the costs of preparing such financial statements, provided that Seller shall reimburse Buyer an amount equal to the lesser of (i) 50% of the costs of the external audit and (ii) $10,000.

         (c) Seller shall pay or cause to be paid all debts or claims against Seller as they mature.

         (d) Buyer shall pay or cause to be paid all debts or claims against Buyer as they mature.

10. Indemnification.

         (a) Subject to the terms of this Agreement, Seller and McLeodUSA shall jointly and severally indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, deficiencies, costs, expenses or other liabilities of Buyer of every kind, nature and description arising out of or resulting from (i) the breach by Seller or McLeodUSA of any covenant, representation, warranty or agreement hereunder, (ii) all claims for warranty for services performed shipped by the Seller prior to or as of the Closing Date,
(iii) all claims for warranty or product liability for products shipped by the Seller prior to or as of the Closing Date not otherwise reimbursed by the manufacturer, (iv) all claims for employee benefits associated with Seller's employment arrangements (including, but not limited to, liabilities for accrued vacation and severance pay, contributions to pension, profit sharing, employee welfare, benefit and like plans for Seller's employees), all debts, claims or liabilities of whatever nature of the Seller other than the Assumed Obligations,
(v) any sales or compensating use tax deficiency or (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees) incident to any of the matters set forth in this paragraph 10(a) including those incurred in connection with actions brought to recover from Seller pursuant this paragraph 10(a).

         (b) Subject to the terms of this Agreement, Buyer shall indemnify and hold Seller harmless from and against any and all losses, liabilities, damages, deficiencies, costs, expenses or other liabilities of Seller of every kind nature and description arising out of or resulting from (i) the breach by Buyer of any covenant, representation, warranty or agreement hereunder, including the Assumed Obligations and the operation or conduct of the Business by Buyer on and after the Closing Date, (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney's fees) incident to any of the matters set forth in this paragraph 10(b) including those incurred in connection with actions brought to recover from Buyer pursuant this paragraph 10(b).

         (c) Indemnification Procedures. If subsequent to the Closing any claim (a "AClaim") is asserted against a party to this Agreement as to which such party believes it is entitled to indemnification under this Agreement, such party (the "Indemnified Party") shall promptly after learning of such Claim notify in writing the party obligated to indemnify it (the "Indemnifying Party") in writing. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days after receipt from the Indemnified Party of written notice of such Claim, to conduct at its expense the defense against such Claim in its own name, or if necessary in the name of the Indemnified Party. If the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject Claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle the Claim with the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party does elect to conduct the defense of the subject Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense, provided that the Indemnified Party shall have the right to compromise and settle the Claim only with the prior written consent of the Indemnifying Party. Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification hereunder.

         (d) Limitations on Indemnification. The representations, warranties, covenants and agreements shall survive for the period contemplated in paragraph 12(a) of this Agreement. Any claim for indemnification that is not made in accordance with the terms and conditions set forth herein and asserted by written notice given within the specified period of survival may not be pursued and is hereby irrevocably waived after such time. The indemnification provided for in this paragraph 10 shall not apply unless, and shall apply only to the extent and in the amount that, the aggregate damages for which one or more indemnified parties seeks indemnification hereunder exceeds Twenty Five Thousand Dollars ($25,000) (the "Deductible"). Furthermore, the indemnification provided for in this paragraph 10 shall not apply to the excess of the aggregate damages for which an Indemnified Party seeks indemnification hereunder over Three Hundred Forty Thousand Dollars ($340,000), and such amount shall for all purposes hereunder be the maximum indemnification obligation of Seller and McLeodUSA, as a combined group on the one hand, or Buyer on the other hand.

11. Closing Date. The closing of the transactions contemplated hereby shall take place on December 31, 2001 (the "Closing Date") at Seller's offices in New York City, or at such time and place as the parties otherwise mutually agree. In the event that, through no fault of either of the parties, the closing of the transactions contemplated hereby has not occurred on or before March 31, 2002 (or such later date as the parties may agree to in writing) this Agreement shall be terminated and of no further force and effect.

12. Miscellaneous.

         (a) Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement for a period of twelve (12) months from the Closing Date.

         (b) Further Assurances. Each of the parties agrees to execute such other documents and perform (or cause to be performed) such other acts as the other may reasonably request in order to effectuate the provisions and intent of this Agreement.

         (c) Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if by Federal Express or other recognized next day carrier, two business days after mailing, addressed, if to Seller, at McLeodUSA Incorporated, 6400 C Street SW, Cedar Rapids, Iowa 52404,
Attention: General Counsel, and if to Buyer, at 817 East Gate Dr., Mt. Laurel NJ 08954, Attention: Mr. John Howlett, or (iii) if by facsimile, once transmitted (provided that the appropriate answer back or telephonic confirmation is received), if to Seller, at 319-790-7901, Attention: General Counsel, and if to Buyer, at 856-235-2932, Attention: Mr. John Howlett, provided, further, that such notice or other communication is also promptly thereafter sent in accordance with the provisions of clause (ii) above. In addition to the foregoing, a copy of said notice shall be sent by recognized "next day" carrier on the same day as the giving of the notice (for next day delivery), in the case of a notice to Buyer, to Michael R. Spar, Esq., Goldberg, Mufson & Spar, P.A., 200 Executive Drive, West Orange, NJ 07052. Any party may change the address or facsimile number to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner set forth.

         (d) Conflict of Law and Consent to Jurisdiction. This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to principles of conflicts of laws. Each of the parties hereby submits himself/herself/itself and his/her/its properties and assets to the exclusive jurisdiction of the courts of the State of New York for all disputes relating to the construction, interpretation, enforcement and performance of this Agreement, hereby waiving all defenses based on venue or convenience of forum, and irrevocably agrees that service of process shall be valid if served in the manner and to the address provided in paragraph 12.(c) hereof.

         (e) Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof or thereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein or therein, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any materially adverse way to any party to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning of interpretation of this Agreement.

         (f) Entire Agreement. This Agreement, the Schedules hereto and hereby made a part hereof and other documents delivered pursuant hereto and signed by the parties hereto, (i) contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, (ii) supersede all prior agreements or understandings among the parties hereto relating to the subject matter hereof and (iii) cannot be amended, modified, changed or terminated except by a writing signed by the party against which enforcement thereof is sought.

         (g) Preparation of Agreement. The parties acknowledge that this Agreement was, in effect, prepared jointly; therefore, it is the parties' intent that the Agreement be construed without any presumption against one party or the other as the draftsman.

         (h) Date of Agreement. The date of this Agreement shall be the date on which it is executed by all parties or, if not executed simultaneously, the date on which both parties have a fully executed copy of the Agreement; said date shall be inserted at the top of the first page hereof.

         (i) Authority to Execute. Each of the individuals executing this Agreement, by his/her act of executing this Agreement, represents and warrants that he/she has full authority and/or has been duly authorized by his/her respective entity to do so on behalf of such entity.

         (j) Parties in Interest; Assignments. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer its rights or obligations without the prior written consent of the other party.

         (k) Waiver. The failure of either party to insist upon a strict performance of any of the agreements, terms, covenants and conditions hereof shall not be deemed a waiver of any subsequent breach or default in any such agreements, terms, covenants and conditions.

         (l) Singular/Plural, Gender. Whenever herein the singular number is used the same shall include the plural and vice versa, as the context shall require. Whenever herein the masculine gender is used the same shall include the feminine and neuter genders and vice versa, as the context shall require.

         (m) Prevailing Party. The prevailing party in any dispute under this Agreement shall be entitled to receive from the losing party the prevailing party=s costs of enforcement of this Agreement (including, without limitation, its court fees and reasonable attorneys= fees).

         (n) Counterparts. This Agreement may be executed in one or more counterparts, which shall constitute one and the same instrument; facsimile copies of signatures shall be binding.

         (o) Publicity. Buyer and Seller will consult each other before issuing any press release or other public statement in connection with the matters contemplated by this Agreement and provide each other the opportunity to review, comment upon and concur therewith; provided, however, that this paragraph 12.(o) shall not be construed to in any way constrain Buyer from complying with its security law disclosure obligations.

         (p) Force Majeure. In the event that the Company shall be delayed or prevented from performing any of its obligations pursuant to the provisions of this Agreement due to any cause beyond the reasonable control of such party, including but not limited to governmental action or lack thereof, shortages or unavailability of materials or supplies, labor disputes, strikes, slow-downs, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, failure to comply or inability to comply with any orders or requests of any governmental agencies or authorities, acts of declared or undeclared war, public disorder, riot or civil commotion, then such party shall in any or all events be excused from its obligation to perform and comply with such provisions of this Agreement, commensurate with any delays so caused, without any liability whatsoever.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        DEVISE ASSOCIATES, INC., Seller



                                        By:
                                            ---------------------------------
                                            Stephen C. Gray, Authorized Officer

                                        EMTEC, INC., Buyer

                                        By:
                                            -----------------------------------
                                            John Howlett, Authorized Officer



McLeodUSA is executing                  McLeodUSA Incorporated
this Agreement for the lim-
ited purpose of being bound             By:
by Sections 9 and 10 and                    -----------------------------------
paragraph 12.(c) hereof.                    Stephen C. Gray , Authorized Officer

                                Schedule 1(a)(v)
                             Assumed Other Contracts

1.    Citrix                        -    Solutions Network Gold Membership Agreement
2.    Cisco                         -    Regional VAR agreement
3.    Novell                        -    PartnerNet Agreement
4.    Compaq                        -    System Service Provider Agreement
5.    Computer Associates           -    Reseller Agreement
6.    Microsoft                     -    Solution Provider Agreement
7.    Dell                          -    Support Services Agreement



(b) Telecommunications Contracts:

1. Verizon B Centrex Contract (attached) was entered into on 9/9/98. The length of the contract is 60 months. If the Centrex contract is cancelled by Devise, Devise will incur a trade up cost (at this time around $2,000)

2. MCI World Com B Contract has expired and continued on a month-by-month basis. Can be cancelled at any time with no fees incurred.

3. PSInet B Contract attached, has expired and continued on a month-by-month basis. Can be cancelled at any time with no fees incurred.

4. Globix - Contract has expired and continued on a month-by-month basis. Can be cancelled at any time with no fees incurred.

5. Skytel B No contract was entered into. Month to month service.

6. Time Warner Cable B Contract attached, Month to month service.

                                  Schedule 3(h)
                                  Customer List

                                  Schedule 3(i)
                               Customer Contracts
                     Lists of Receivables, WIP and Retainers

                                  Schedule 3(j)
                            Other Business Contracts

                                  Schedule 3(l)
                                    Equipment

                                  Schedule 3(m)

                                Prepaid Expenses

                                  Schedule 3(n)
                                   Litigation

                                  Schedule 3(p)
                                   ERISA Plans

                                  Schedule 3(q)
                                    Employees

                                Schedule 5(a)(v)
                  Employees Upon Whom Agreement is Conditioned